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    SENTO ACHIEVES RECORD FULL-YEAR REVENUES OF $51.1 MILLION FOR FISCAL 2006

       - Fourth Quarter Diluted EPS of $0.12 on Revenues of $17.4 Million Narrows Loss for Full Year to $0.04 Per Diluted Share -
  - Company Expects Continued Profitability in Fiscal 2007 First Quarter While
                      Moving Forward with Strategic Plans -


SALT LAKE CITY, Utah, May 10, 2006 - Sento Corporation (Nasdaq: SNTO), a right-channeling solutions leader, today reported financial results for the fiscal 2006 fourth quarter and full year ended March 31, 2006.

Consolidated revenues for the fourth quarter of fiscal 2006 reached a record $17.4 million, nearly double the $9.0 million reported in the fourth quarter of fiscal 2005. Revenues grew 14.5% over the third quarter of fiscal 2006, which historically had been the Company's strongest.

Operating income for the fiscal 2006 fourth quarter was $557,888 compared with an operating loss of $717,792 in the same quarter a year ago. The most recent quarter included the benefit of grant monies the Company was awarded by the State of New Mexico for partial reimbursement of job training costs incurred in its new customer care center in Albuquerque. That resulted in a $556,552 reduction in cost of sales in the fiscal 2006 fourth quarter due to an accrual for future reimbursement from the New Mexico Jobs Training Incentive Program
(JTIP). The Company expects to recognize approximately $350,000 in cost reduction due to JTIP grant monies in the first quarter of fiscal 2007 and up to $1.3 million over the next four quarters based on actual training hours completed and its forecast of future hours that will qualify for reimbursement. The operating loss in the fourth quarter of fiscal 2005 included $220,000 of expense related to facilities consolidation. Operating income in the third quarter of 2006 was $697,283 and included $196,000 of JTIP grant reimbursement.

The Company achieved net income of $492,333 or $0.12 per diluted share for the fourth quarter of fiscal 2006. This compares with a net loss of $790,327 or $0.21 per diluted share in the fourth quarter of fiscal 2005 and net income of $708,581or $0.17 per diluted share in the 2006 third quarter.

For the fiscal 2006 full year, revenues were a record $51.1 million compared with $31.8 million in 2005. The prior year included only two quarters of revenue contribution from Xtrasource, the assets of which Sento acquired effective October 1, 2004.

For the full year ended March 31, 2006, the Company incurred a small operating loss of $26,672 compared with an operating loss of $1.6 million in fiscal 2005. The fiscal 2006 results include $477,575 in facilities consolidation expense in the first quarter and a reversal of $181,593 of a bad debt provision in the second quarter. The operating loss in fiscal 2005 included the $220,000 facilities consolidation charge as well as a bad debt provision of $475,000 for a receivable balance due from a financially distressed customer. That customer later recapitalized and repaid a portion of its debt resulting in the bad debt reversal in fiscal 2006. The customer also issued a note to Sento of $400,000 maturing in June 2006 for the remaining balance due, for which there is a full reserve.

The net loss for fiscal 2006 was $154,090 or $0.04 per diluted share compared with a net loss of $1.8 million or $0.49 per diluted share in fiscal 2005.

Sento Corporation ended fiscal 2006 with working capital of $3.6 million and cash and cash equivalents of $4.5 million, equivalent to $1.18 per diluted share. Long-term debt to equity was 42.2%.

Patrick F. O'Neal, President and CEO of Sento, commented: "Fiscal 2006 was a year of significant progress for Sento. Our revenues broke through the $50 million mark for the first time, substantially surpassing our plan. The sequential growth in our fourth quarter revenues, which also reached a record, indicates we are reducing seasonality. We achieved a third consecutive quarter of profitability in the final quarter of fiscal 2006, despite the exceptional ramp up in our sales in the second half of the year.

"That ramp-up included a 54% sequential increase in revenues in the fiscal 2006 third quarter followed by the 15% we have reported for the fourth quarter. To accommodate our new sales level, we hired a net total of 592 employees in our new Albuquerque customer contact center as of March 31. The majority of those employees are currently in training programs, which are typically 640 hours in duration. As a result, our cost of sales rose sequentially in the fiscal 2006 fourth quarter despite the increase in JTIP program funding, which only partially offsets training costs. We expect the high level of training costs to continue in the first quarter of fiscal 2007. We also experienced higher than normal attrition among trainees in a program for one of our newer clients because of non-contractual requirements imposed by that client. That resulted in unacceptable profit margins for that program and we have decided to wind it down, which we anticipate doing no later than the end of our third quarter of the current fiscal year. We plan to deploy those employees to other client programs.

"With the near doubling of our revenues in the second half of fiscal 2006, we mainly focused on execution in the fourth quarter. Nonetheless, we were successful in adding three new clients, including TPV AOC, one of the largest makers of LCD/monitors for OEMs in the world, for Service Intervention, and DADA/Mobile for cellular SMS support. We also added a U.S. program for an existing client in Europe. In addition, we expanded our program for Rx America and have begun implementation of the program for JVC.

"Last quarter we reported that we are developing the next generation of our proprietary Right Channeling technology, for which we have patents pending. It is the Customer Experience Platform (CXP), which is a development project in pilot with a select number of our current Right Channeling clients. The CXP is designed to extend the feature/functionality of self-help support portals and improve our clients' ability to solve their customers' problems via the web.

"Previously, Sento's Right Channeling methodology could only be applied in cases where Sento owned and controlled the self-service technology infrastructure. With the CXP, Sento can now bring the advantages of our Right Channeling methodology to any enterprise independent of client technology infrastructure. In addition, the CXP will allow Sento to extend our reach beyond service and support and introduce our Right Channeling methodology into sales and marketing organizations thus opening a whole new sales channel for our company. Our Board has authorized further expenditures to develop this potentially important technology product. We expect to incur up to $375,000 in costs mainly for salaries and equipment in the first quarter of fiscal 2007, a portion of which we may be able to capitalize."

Mr. O'Neal concluded with a forward-looking statement, "Last quarter, we said that we expected to exceed $46 million in annual revenues with continued profitability in the fourth quarter. We were very successful in doing so, which enabled us to approach break-even for the full 2006 fiscal year. We are fully focused on growing profitable revenues in fiscal 2007. We currently expect first quarter revenues to approach $16 million, which would represent more than 80% growth over the first quarter of fiscal 2006. We also expect to report an operating profit, even with the added training and product development costs anticipated in the quarter. Our goal for fiscal 2007 continues to be achieving a revenue run-rate of $100 million by year-end through internal growth and through selective, accretive acquisitions. We are currently exploring financing options as part of our strategic planning."

C. Lloyd Mahaffey, Sento's Chairman of the Board, stated: "Through its record revenue growth and return to quarterly profitability, Sento crossed important thresholds in fiscal 2006. As management pursues new objectives and opportunities in the coming year, we will all remain focused on profitable growth."

CONFERENCE CALL

Sento senior management will host a conference call, today, May 10th at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss fiscal 2006 fourth quarter and full year results and the future outlook. To access the call, dial 617-614-2711 in or outside the US, five minutes before start time. The participant passcode is 67402440. The webcast is also being distributed over CCBN's Investor Distribution Network. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The webcast of this call will be archived for two months at these CCBN Web sites.


SENTO PROFILE

Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including Overstock.com, McAfee, Philips, Thomson, AON Warranty Group, and LensCrafters.


FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento's beliefs, expectations, goals, hopes or intentions regarding future events. Words such as "expects," "intends," "estimates," "believes," "anticipates," "should" and "likely" also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation, and specifically disclaims any obligation, to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company's stock price has historically been volatile; variations in market and economic conditions; the Company's dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company's clients resulting in lower revenues for the Company; the Company's ability to complete negotiations and execute client agreements; risk of equipment failure and/or emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company's current expectations, are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB.

Contact:
Patrick F. O'Neal, CEO, Sento at 801-431-9209 or pat_oneal@sento.com Anthony Sansone, CFO, Sento at 801-431-9200 or tony_sansone@sento.com


                                - TABLES FOLLOW -

                                                SENTO CORPORATION
                                                AND SUBSIDIARIES
                                      Condensed Consolidated Balance Sheets
                                                   (Unaudited)

                                                     ASSETS

                                                                    March 31,            March 31,
                                                                      2006                 2005
                                                                ---------------      ---------------
Current assets:
        Cash and cash equivalents                               $     4,498,707      $     5,698,195
        Accounts receivable, net                                      7,688,374            4,326,315
        Training reimbursements receivable                              736,000                    -
        Prepaid and other current assets                              1,068,987              643,059
                                                                ---------------      ---------------
                Total current assets                                 13,992,068           10,667,569

Property and equipment, net                                           7,068,197            4,031,632
Intangible assets, net                                                1,904,274            1,229,607
Other assets                                                            350,375              296,775
                                                                ---------------      ---------------
                Total Assets                                    $    23,314,914      $    16,225,583
                                                                ===============      ===============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Current portion of long-term debt and capital leases    $     2,035,263      $       745,699
        Accounts payable                                              3,686,890            2,110,013
        Accrued salaries and payroll taxes                            2,625,062            1,559,676
        Current portion of accrued contingent consideration
          from business acquisition                                     470,528                    -
        Deferred income taxes - current                                  82,572                    -
        Accrued building consolidation costs - current                   86,832              118,793
        Deferred lease incentive - current                               62,834                    -
        Other current liabilities                                     1,403,610              635,834
                                                                ---------------      ---------------
                Total current liabilities                            10,453,591            5,170,015

Long-term debt and capital leases, net of current portion             1,924,902              959,259
Accrued contingent consideration from business
  acquisition, net of current portion                                 1,244,275              907,898
Accrued building consolidation costs, net of current
  portion                                                               115,771                    -
Deferred lease incentive, net of current portion                        323,013                    -
Deferred income taxes, net of current portion                           206,432                    -
                                                                ---------------      ---------------
                Total Liabilities                                    14,267,984            7,037,172

Stockholders' equity:
        Common stock                                                    967,052              965,077
        Additional paid-in capital                                   20,583,158           20,662,508
        Treasury stock                                                        -             (203,681)
        Accumulated other comprehensive income (loss) -
          foreign currency translation adjustment                       (71,027)              42,670
        Accumulated deficit                                         (12,432,253)         (12,278,163)
                                                                ---------------      ---------------
                Total stockholders' equity                            9,046,930            9,188,411
                                                                ---------------      ---------------
                Total Liabilities and Stockholders' Equity      $    23,314,914      $    16,225,583
                                                                ===============      ===============

                                                SENTO CORPORATION
                                                AND SUBSIDIARIES
                                 Condensed Consolidated Statements of Operations
                                                   (Unaudited)



                                                     Three Months Ended                      Fiscal Year Ended
                                             ------------------------------------    -----------------------------------
                                                March 31,           March 31,          March 31,           March 31,
                                                  2006                2005                2006                2005
                                             ----------------    ----------------    ---------------     ---------------
Revenue                                      $    17,351,337     $     9,007,895     $    51,129,319     $    31,785,561

Gross cost of sales                               14,568,952           7,809,756          42,752,540          27,252,379
Less: training incentive reimbursements             (556,552)                  -            (752,552)                  -
                                             ---------------     ---------------     ---------------     ---------------
Net cost of sales                                 14,012,400           7,809,756          41,999,988          27,252,379
                                             ---------------     ---------------     ---------------     ---------------

        Gross profit                               3,338,937           1,198,139           9,129,331           4,533,182

Product development                                   95,455                   -             164,915             292,303
Selling, general and administrative
  expenses                                         2,549,073           1,724,766           8,399,721           5,090,976
Specific reserve for (recovery of)
  doubtful account                                         -                   -            (181,593)            475,000
Amortization of intangible assets                    136,521              82,147             364,037             136,594
Restructuring charge                                       -             220,000             477,575             220,000
Non-cash charge for valuation of
  warrants issued for services                             -              82,147                                 239,558
Stock-based benefit on revaluation of
  stock options                                            -            (110,982)            (68,652)           (346,337)
                                             ---------------     ---------------     ---------------     ---------------
        Operating income (loss)                      557,888            (717,792)            (26,672)         (1,574,912)

Other expense, net                                   (45,602)            (11,405)            (92,259)            (80,100)
                                             ---------------     ---------------     ---------------     ---------------
Net income (loss) before income taxes                512,286            (729,197)           (118,931)         (1,655,012)
Income tax provision                                 (19,953)            (61,130)            (35,159)           (143,273)
                                             ---------------     ---------------     ---------------     ---------------
Net income (loss)                                    492,333            (790,327)           (154,090)         (1,798,285)
Deemed dividend as a result of warrant
  modification                                             -                   -                   -             (37,875)
                                             ---------------     ---------------     ---------------     ---------------

Net income (loss) attributable to common
  stockholders                               $       492,333     $      (790,327)    $      (154,090)    $    (1,836,160)
                                             ===============     ===============     ===============     ===============

Basic net income (loss) per share            $          0.13     $         (0.21)    $         (0.04)    $         (0.49)
                                             ===============     ===============     ===============     ===============

Diluted net income (loss) per share          $          0.12     $         (0.21)    $         (0.04)    $         (0.49)
                                             ===============     ===============     ===============     ===============


Basic weighted average number of common
  and common equivalent shares
  outstanding                                      3,858,704           3,850,624           3,819,143           3,754,627
Diluted weighted average number of
  common and common equivalent shares
  outstanding                                      4,148,802           3,850,624           3,819,143           3,754,627

                                                SENTO CORPORATION
                                                AND SUBSIDIARIES
                                 Condensed Consolidated Statements of Cash Flows
                                                   (Unaudited)

                                                                                            Fiscal Year Ended
                                                                                   -----------------------------------
                                                                                       March 31,           March 31,
                                                                                         2006                2005
                                                                                   ---------------     ---------------
Cash flows from operating activities:
     Net loss                                                                      $      (154,090)    $    (1,798,285)
     Adjustments to reconcile net loss to net cash provided by operating activities:
           Depreciation                                                                  1,725,518           1,644,242
           Amortization of intangible assets                                               364,037             136,594
           Amortization of deferred lease incentives                                       (40,781)
           Amortization of debt offering costs                                                   -              41,610
           Non-cash interest expense related to warrants issued with debt                   13,988              13,568
           Share-based compensation benefit                                                (10,825)           (346,337)
           Valuation of non-employee warrants issued for services                                -             239,558
           Provisions for losses on accounts receivable                                   (128,832)            618,826
           Restructuring charge                                                            477,575             220,000
           Deferred taxes                                                                  (27,524)                  -
           Net loss on disposal of assets                                                        -                 784

       Changes in operating assets and liabilities:
         Accounts receivable                                                            (3,233,227)          1,499,492
         Other assets                                                                   (1,215,528)            (39,671)
         Accounts payable                                                                1,576,877            (255,374)

         Accrued liabilities and other                                                   1,521,458            (423,099)
                                                                                   ---------------     ---------------
           Net cash provided by operating activities                                       868,646           1,551,908

Cash flows from investing activities:
     Purchase of property and equipment                                                 (4,332,787)         (1,230,222)
     Proceeds from sale of assets                                                                -               3,527
     Acquisition of business, including purchase of acquired business'
       secured debt                                                                              -            (887,177)
                                                                                   ---------------     ---------------
                    Net cash used in investing activities                               (4,332,787)         (2,113,872)

Cash flows from financing activities:
     Principal payments of long-term debt, capital leases and credit line               (1,308,693)         (1,076,238)
     Proceeds from issuance of long-term debt, capital leases and credit line            3,549,912           1,175,352
     Payment of accrued offering costs                                                           -            (681,337)
     Proceeds from exercise of stock options, warrants and employee stock
       purchases                                                                           193,070             435,582
     Purchase of treasury stock                                                            (55,939)           (203,681)
                                                                                   ---------------     ---------------

           Net cash provided by (used in) financing activities                           2,378,350            (350,322)

Effect of foreign currency translations                                                   (113,697)             42,670
                                                                                   ---------------     ---------------
Net decrease in cash and cash equivalents                                               (1,199,488)           (869,616)
Cash and cash equivalents at beginning of period                                         5,698,195           6,567,811
                                                                                   ---------------     ---------------
Cash and cash equivalents at end of period                                         $     4,498,707     $     5,698,195
                                                                                   ===============     ===============
